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                                                               EXHIBIT 99.5


                                TRADEWEAVE, INC.
                         303 SECOND STREET, SOUTH TOWER
                             SAN FRANCISCO, CA 94107

                                February 9, 2001



PERSONAL AND CONFIDENTIAL


Dear [Tradeweave, Inc. Option Holder]:

         Tradeweave, Inc. ("Tradeweave") has entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with QRS Corporation. ("QRS"). After the market closes on February 9, 2001 (the "Closing Date"), Tradeweave will merge with QRS (the "Merger") and each outstanding share of common stock and each outstanding share of preferred stock of Tradeweave (other than shares owned by QRS) will be converted into and represent the right to receive a number of shares of common stock QRS (the "Common Stock") equal to the Exchange Ratio (as defined below).

         The Exchange Ratio shall be computed by (X) dividing (A) $26.2 million by (B) the average of the closing sale prices per share of QRS Common Stock for the 10 trading days ending on the day (the "Reference Date") immediately prior to the Closing Date (the "Average Market Price") and (Y) dividing such quotient by the number of shares of common stock and preferred stock of Tradeweave outstanding, on a fully-diluted and fully-converted basis, on the Reference Date. The Average Market Price was $11.6875, and therefore the Exchange Ratio is 0.0770.

         The Merger Agreement provides that each option to purchase a share of common stock of Tradeweave will be assumed by QRS and deemed to be an option, on the same terms and conditions existing before the Merger, to acquire a number of shares of Common Stock of QRS equal to the Exchange Ratio. The exercise price per share of each such assumed option will be equal to the aggregate exercise price of such option immediately prior to the Merger, divided by the aggregate number of shares of Common Stock of QRS purchasable pursuant to the option after the Effective Time.

         You hold options to purchase the number of shares of Tradeweave common stock at the exercise price per share shown on EXHIBIT A. These stock options constitute all of the options to purchase Tradeweave capital stock held by you. Your Tradeweave stock options assumed by QRS will become options to purchase the number of shares of QRS Common Stock at the exercise price per share shown on EXHIBIT A. All of the other terms of your stock option agreement and the related stock option plan will remain the same.

         In exchange for QRS's assumption of your stock options, you agree that, at the effective time of the Merger, your Tradeweave stock options will automatically become options to purchase shares of QRS Common Stock on the terms and conditions set forth above and that all

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February 9, 2001
Page 2

of the other terms of your stock option agreement and the related stock option plan will remain the same. These stock options constitute all of the options to purchase Tradeweave capital stock held by you. You hereby waive any notice requirements under your Tradeweave stock options and the related option agreement with respect to the merger.

         If you agree with the terms and conditions set forth in this letter agreement, please complete and sign below. Please return your executed copy of this letter agreement to me.

                                              Very truly yours,

                                              Tradeweave, Inc.


                                              -------------------------------
                                              Name : Andy Sheehan
                                              Title: Vice President and
                                                     General Manager

ACCEPTED AND AGREED TO:

TRADEWEAVE OPTION HOLDER


---------------------------------
         Signature

Print Name: _______________________

Tax ID No:  _____________________



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                                                                                 NO. OF QRS        PRICE PER
                              SOCIAL             NO OF TW       PRICE PER          SHARES            SHARE
NAME                        SECURITY NO.         SHARES &         SHARE             EXCHANGE RATIO= 0.077
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




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